SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

RIVERBED TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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October 3, 2007

Dear Stockholder:

I am pleased to invite you to attend Riverbed Technology, Inc.’s 2007 Annual Meeting of Stockholders, to be held on Tuesday, November 6, 2007 at The Courtyard by Marriott, 299 2nd Street, San Francisco, CA 94105. The meeting will begin promptly at 2:00 p.m., local time.

Enclosed are the following:

•	our Notice of Annual Meeting of Stockholders and Proxy Statement for 2007;

•	our Annual Report on Form 10-K for 2006; and

•	a proxy card with a return envelope to record your vote.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

On behalf of the Board of Directors, thank you for your continued support and interest.

Sincerely,

Jerry M. Kennelly
Chairman of the Board of Directors, President
and Chief Executive Officer

199 Fremont Street

San Francisco, CA 94105

T 415.247.8800 F 415.247.8801

www.riverbed.com

YOUR VOTE IS EXTREMELY IMPORTANT

Please vote by telephone or Internet, or date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that your shares may be voted.

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 6, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Riverbed Technology, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, November 6, 2007, at 2:00 p.m. local time at The Courtyard by Marriott, 299 2nd Street, San Francisco, CA 94105 for the following purposes:

1. To elect three (3) members of the Board of Directors to serve until the 2010 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified.

2. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

3. To transact any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is September 24, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Brett A. Nissenberg
General Counsel, Vice President of Corporate and Legal Affairs and Secretary

San Francisco, California

October 3, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote via telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

November 6, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Riverbed Technology, Inc. (sometimes referred to as the “Company” or “Riverbed”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy on the Internet.

The Company intends to mail this Proxy Statement and accompanying proxy card on or about October 3, 2007 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on September 24, 2007 will be entitled to vote at the Annual Meeting. On this record date, there were 70,705,410 shares of Company common stock (“Common Stock”) outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on September 24, 2007 your shares were registered directly in your name with our transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 24, 2007 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker, bank or other custodian.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal No. 1: Election of three directors to serve until the 2010 annual meeting of stockholders or until such persons’ successors have been duly elected and qualified; and

•	Proposal No. 2: Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. You may not vote your proxy “For” the election of any persons in addition to the three named nominees. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote on the Internet, please follow the instructions provided on your proxy card.

•	To vote by telephone, please follow the instructions provided on your proxy card.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. To vote in person at the Annual Meeting, you must provide a valid proxy from your broker, bank, or other custodian. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of September 24, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director, and “For” ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Riverbed will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, Riverbed’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Riverbed may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Secretary of the Company at 199 Fremont Street, San Francisco, California 94105.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

How many votes are needed to approve each proposal?

Proposal No. 1.    Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal No. 2.    Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares is represented by stockholders present at the meeting or by proxy. On the record date, there were 70,705,410 shares of Common Stock outstanding and entitled to vote. Thus 35,352,706 shares must be represented by stockholders present at the meeting or by proxy to have a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our annual report on Form 10-K for the fiscal year 2007.

When are stockholder proposals due for next year’s Annual Meeting?

If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company on or before June 5, 2008. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy is instead a reasonable time before the Company begins to print and mail its proxy materials. If you wish to submit a proposal to be presented at the 2008 Annual Meeting of Stockholders but which will not be included in the Company’s proxy materials, your proposal must be submitted in writing and in conformance with our bylaws to Riverbed Technology, Inc., 199 Fremont Street, San Francisco, CA 94105, Attn: Secretary, no earlier than July 20, 2008 and no later than August 19, 2008. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary of the Annual Meeting, then notice of such proposal must be received no later than the close of business on the later of (i) the 90th day prior to the annual meeting, or (ii) the 10th day following the day on which public announcement of the meeting date is first made. You are advised to review Riverbed’s Bylaws (the “Bylaws”), which contain additional requirements about advance notice of stockholder proposals and director nominations. Riverbed’s current Bylaws may be found on our website at www.riverbed.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s amended and restated certificate of incorporation (the “Charter”) and Bylaws provides for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. Riverbed currently has authorized eight directors. The class of directors standing for election at the Annual Meeting currently consists of four directors. Three directors will be elected at the annual meeting to serve until the 2010 annual meeting of stockholders of Riverbed or until their successors are elected and qualified. The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of September 15, 2007, their positions and offices held with Riverbed and certain biographical information are set forth below.

Blake Modersitzki has informed Riverbed of his intention not to seek reelection to the Board of Directors, and his term will expire immediately following the Annual Meeting. The Board of Directors has adopted a resolution that will reduce the size of the Board of Directors to seven persons and the class of directors to serve until the 2010 annual meeting of stockholders to three persons effective immediately following the Annual Meeting.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. The three Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Riverbed. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than three individuals.

Information Regarding the Nominees

Name	Age	Positions and Offices Held With the Company
Mark A. Floyd	51	Director
Christopher J. Schaepe	44	Director
James R. Swartz	64	Director

Mark A. Floyd has been a member of the Board of Directors since August 2007. Until February 2007, he served as President and Chief Executive Officer of Entrisphere, Inc., a telecommunications equipment company, a position he had held since August of 2001. Prior to that, Mr. Floyd served as President and Chief Executive Officer of Siemens ICN, Inc., a telecommunications equipment company, from April 2000 until January 2001, and President and Chief Executive Officer of Efficient Networks, Inc., another telecommunications equipment company, from July 1993 to April 2000. Mr. Floyd holds a B.B.A. degree in Finance from the University of Texas. He is also a director of publicly held companies Tekelec, Inc. and Carrier Access Corporation.

Christopher J. Schaepe has been a member of the Board of Directors since December 2002. Mr. Schaepe is a founding general partner of Lightspeed Venture Partners, a venture capital firm. Prior to joining Lightspeed in September 2000, he was a general partner at Weiss, Peck & Greer Venture Partners, a venture capital firm, which he joined in 1991. Mr. Schaepe holds B.S. and M.S. degrees in Computer Science and Electrical Engineering from MIT and an M.B.A. from the Stanford Graduate School of Business. Mr. Schaepe is also a director of eHealth, Inc., a publicly held company.

James R. Swartz has been a member of the Board of Directors since November 2002. Mr. Swartz is a founding general partner of Accel Partners, a venture capital firm. He holds a B.S. degree from Harvard University with a concentration in Engineering Sciences and Applied Physics and an M.S. in Industrial Administration from Carnegie Mellon University.

Set forth below is information regarding each of the continuing directors of Riverbed, including his age as of September 15, 2007, the period during which he has served as a director, and certain information as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

Continuing Directors — Term Ending in 2008

Michael R. Kourey, age 48, has been a member of the Board of Directors since March 2006 and has served as our lead independent director since April 2006. Mr. Kourey has served as Senior Vice President, Finance and Administration and a director of Polycom, Inc., a publicly held unified collaborative communications solutions company, since January 1999 and as Chief Financial Officer since January 1995. He served as Vice President, Finance and Administration of Polycom from January 1995 to January 1999 and as Vice President, Finance and Operations from July 1991 to January 1995. Mr. Kourey holds a B.S. in managerial economics from the University of California, Davis and an M.B.A. from Santa Clara University. Mr. Kourey serves on the Advisory Board of the Business School at Santa Clara University. Mr. Kourey is also a director of Aruba Networks, Inc., a publicly held company.

Steven McCanne, Ph.D., age 39, co-founded our company in May 2002 and has served as our Chief Technology Officer since September 2002. He has also been a member of the Board of Directors since May 2002. From May 2002 to September 2002, Dr. McCanne served as our President and Chief Executive Officer. Prior to founding our company, Dr. McCanne served as Chief Technology Officer, Media Division and later as Chief Technology Officer for Inktomi Corporation from October 2000 to March 2002. Dr. McCanne joined Inktomi following its acquisition of FastForward Networks, which he co-founded in May 1998. Dr. McCanne has also served on the faculty in Electrical Engineering and Computer Science at the University of California, Berkeley. Dr. McCanne holds a Bachelor’s degree in Electrical Engineering and Computer Science and a Ph.D. in Computer Science from the University of California, Berkeley.

Continuing Directors — Term Ending in 2009

Jerry M. Kennelly, age 57, co-founded our company in May 2002 and serves as chairman of the Board of Directors and as our President and Chief Executive Officer. Immediately prior to founding our company, Mr. Kennelly spent six years at Inktomi Corporation, an infrastructure software company, where he served as Executive Vice President, Chief Financial Officer and Secretary. From June 1990 until joining Inktomi in October 1996, Mr. Kennelly worked for Sybase, Inc., an infrastructure software company, in a number of senior financial and operational positions, most recently as Vice President of Corporate Finance. From November 1988 until June 1990, Mr. Kennelly worked at Oracle Corporation as finance director for US Operations. From June 1980 until November 1988, Mr. Kennelly worked at Hewlett-Packard Company as Worldwide Sales and Marketing Controller for the Tandem Computers Division. Mr. Kennelly holds a Bachelor’s degree from Williams College and a Masters degree from the New York University Graduate School of Business Administration.

Stanley J. Meresman, age 60, has been a member of the Board of Directors since March 2005. Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January through December 2004 and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor. Mr. Meresman holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley, and an M.B.A. from the Stanford Graduate School of Business.

The Board Of Directors Recommends A Vote “FOR” Each Named Nominee.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently composed of eight members. Messrs. Floyd, Kourey, Meresman, Modersitzki, Schaepe and Swartz qualify as independent directors in accordance with the published listing requirements of the Nasdaq Stock Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. The directors hold office until their successors have been elected and qualified or their earlier death, resignation or removal.

Information Regarding the Board of Directors and its Committees

Our independent directors meet in executive sessions at which only independent directors are present after regularly scheduled Board of Directors meetings. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees during 2006:

Name	Audit		Compensation		Nominating/Corporate Governance
Blake G. Modersitzki	X		X
Christopher J. Schaepe			X		X
James R. Swartz			X	(1)
Michael R. Kourey	X				X	(1)
Steven McCanne, Ph.D.
Jerry M. Kennelly
Stanley J. Meresman	X	(1)			X
Total meetings in fiscal year 2006	8		17		1

(1)	Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Riverbed. Each committee of the Board of Directors has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at www.riverbed.com in the Investor Relations section.

Audit Committee

The Audit Committee of the Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, the Audit Committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls and internal audit functions. It also discusses the scope and results of the audit and interim reviews with our independent auditors, reviews with our management our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by the Audit Committee before we enter into them or will be approved in accordance with our Related Person Transactions Policies and Procedures. The Audit Committee charter is attached to this Proxy Statement as Appendix A.

The current members of the Audit Committee are Messrs. Floyd, Kourey, Meresman and Modersitzki, each of whom are independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of Nasdaq. Mr. Meresman chairs the Audit Committee. The Audit Committee met eight times during the fiscal year ended December 31, 2006. Mr. Modersitzki, who is not seeking reelection to the Board of Directors, will not be serving on our Audit Committee after the Annual Meeting.

The Board of Directors has determined that Messrs. Floyd, Kourey and Meresman are each an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Messrs. Floyd, Kourey and Meresman any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors.

Compensation Committee

The current members of the Compensation Committee are Messrs. Floyd, Modersitzki, Schaepe and Swartz. Mr. Swartz chairs the Compensation Committee. Mr. Modersitzki, who is not seeking reelection to the Board of Directors, will not be serving on our Compensation Committee after the Annual Meeting.

The Compensation Committee reviews and approves our overall compensation strategy and policies. Specifically, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers, approves the individual bonus programs in effect for the Chief Executive Officer, other executive officers and key employees for each fiscal year, recommends to the Board of Directors the compensation of our directors, recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans, approves amendments to such plans, grants stock options and other stock-related awards, and administers our stock option plans, stock purchase plan and similar programs. The Compensation Committee may, to the extent permitted under applicable law and the rules of Nasdaq and the SEC, delegate its authority to subcommittees when appropriate. A more detailed description of the Compensation Committee’s functions can be found in the Compensation Committee charter.

The Compensation Committee met seventeen times during the fiscal year ended December 31, 2006. The Compensation Committee also acted by written consent four times during the fiscal year ended December 31, 2006. Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

The Compensation Committee has retained The Omura Consulting Group as its independent compensation consultant. The consultant provides the committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Messrs. Floyd, Modersitzki, Schaepe and Swartz. None of these individuals was at any time during fiscal year 2006, or at any other time, an officer or employee. None of our executive officers has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of the Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to the Board of Directors and evaluates the performance of the Board of Directors and individual directors. The Nominating/Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to the Board of Directors concerning corporate governance matters. A more detailed description of the Nominating/Corporate Governance Committee’s functions can be found in our Nominating/Corporate Governance Committee charter.

The current members of our Nominating/Corporate Governance Committee are Messrs. Kourey, Meresman and Schaepe, each of whom are independent under the listing standards of Nasdaq. Mr. Kourey chairs the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee met once during the fiscal year ended December 31, 2006.

The Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Nominating/Corporate Governance Committee also considers such other factors as various and relevant career experience, relevant skills, such as an understanding of Wide-area Data Services, financial expertise, diversity and local and community ties. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating/Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate, given the then-current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall performance during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating/Corporate Governance Committee then compiles a list of potential candidates, using relevant sources, which may include other current members of the Board of Directors, professional search firms, and stockholders. The Nominating/Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating/Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, pursuant to the Company’s Corporate Governance Guidelines, the stockholder recommendation should be delivered to the General Counsel of the Company at the principal executive offices of the Company, and must include:

•	To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in which such individual is a nominee for election to the Board of Directors;

•	The director candidate’s written consent to (A) if selected, be named in the Company’s proxy statement and proxy and (B) if elected, to serve on the Board of Directors; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Meetings of the Board of Directors

The Board of Directors met eight times during 2006. During 2006, each director then in office attended 75% or more of the meetings of the Board of Directors held during the period for which he was a director. During 2006, each director then in office other than Mr. Swartz attended 75% or more of the meetings of the committees on which he served held during the period for which he was a committee member.

Code of Business Conduct

The Board of Directors has adopted a code of business conduct and a code of ethics. The code of business conduct applies to all of our employees, officers and directors. The code of ethics is in addition to our code of business conduct and applies to our chief executive officer and senior financial officers, including our chief financial officer and principal accounting officer. The full texts of our codes of business conduct and ethics are posted on our website at www.riverbed.com in the Investor Relations section. We intend to disclose future amendments to our codes of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.

Compensation of Directors

During 2006, our directors did not receive any cash compensation for their services as members of the Board of Directors or any committee of the Board of Directors. However, we have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings. On March 28, 2006, we granted Michael R. Kourey a stock option to purchase 60,000 shares of our common stock in connection with his commencement of service on the Board of Directors. On April 12, 2006, we granted Mr. Kourey an additional stock option to purchase 10,000 shares of our common stock in connection with his appointment to the Audit Committee of the Board of Directors. On September 1, 2006, we also granted Stanley J. Meresman a stock option to purchase 32,000 shares of our common stock. All options vest in 48 equal monthly installments from the grant date and will fully vest if we are acquired while the directors are in our service.

Our 2006 Director Option Plan provides for automatic grants to non-employee directors. A future non-employee director will be entitled to an initial stock option award to purchase 60,000 shares of our common stock upon such director’s election to the Board of Directors, plus an additional 10,000 shares if serving on the Audit Committee and an additional 10,000 shares if serving as chairman of the Audit Committee. Accordingly, Mr. Floyd (who is a member of the Audit Committee) received an option to purchase 70,000 shares on August 14, 2007. Each initial option will become exercisable for the shares in 48 equal monthly installments and will fully vest if we are acquired while the director is in our service. Each year thereafter, each non-employee director will receive an annual stock option award to purchase 20,000 shares of our common stock on the date of our annual stockholders meeting, plus an additional 8,000 shares if serving on the Audit Committee and an additional 4,000 shares if serving as chairman of the Audit Committee, each of which will vest in 48 equal monthly installments and will fully vest if we are acquired while the director is in our service. Annual grants are not made in the same year as the initial grants. All such options will be granted at the fair market value on the date of the award.

The following table sets forth all of the compensation awarded to, earned by, or paid to our non-employee directors in fiscal year 2006.

Name	Option Awards ($) (1)		Total ($)
Michael R. Kourey	61,531	(2)	61,531
Stanley J. Meresman	15,813	(3)	15,813
Blake G. Modersitzki, Christopher J. Schaepe and James R. Swartz	0	(4)	0

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R).

(2)	On March 28, 2006, Mr. Kourey was granted an option to purchase 60,000 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $275,490. On April 12, 2006, Mr. Kourey was also granted an option to purchase 10,000 shares. The grant date fair value of the April 12 option, computed in accordance with FAS 123(R), was $49,185. As of December 31, 2006, Mr. Kourey held outstanding options to purchase an aggregate of 70,000 shares of our common stock. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 9, 2007, for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(3)	On September 1, 2006, Mr. Meresman was granted an option to purchase 32,000 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $191,505. As of December 31, 2006, Mr. Meresman held outstanding options to purchase an aggregate of 32,000 shares of our common stock. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 9, 2007, for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(4)	As of December 31, 2006, Messrs. Modersitzki, Schaepe and Swartz held no outstanding options.

Effective with the year 2007, our non-employee directors are receiving a cash retainer of $30,000 per year, with an additional annual retainer of $5,000 for each committee membership, $5,000 for each committee chairmanship and an additional annual retainer of $5,000 for the lead director.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2007 and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since Riverbed’s 2004 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2006 and 2005.

(in thousands)	2006	2005
Audit fees (1)	$1,947	$103
Audit-related fees (2)	50	—
Tax fees	—	—
All other fees	—	—

Total fees	$1,997	$103

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements. In 2006, this amount included services rendered related to our initial public offering.

(2)	Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends A Vote “For” The Ratification Of The Appointment Of Ernst & Young LLP As Riverbed’s Independent Registered Public Accounting Firm For Its Fiscal Year Ending December 31, 2007.

Report of the Audit Committee

The Audit Committee of the Board of Directors currently consists of the four non-employee directors named below. The Board of Directors annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Messrs. Floyd, Kourey and Meresman are each an audit committee financial expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its Charter, which the Board of Directors has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (“10-K”).

The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 10-K for filing with the United States Securities and Exchange Commission.

Submitted by the following members of the Audit Committee:

Mark A. Floyd
Michael R. Kourey
Stanley J. Meresman, Chairman
Blake G. Modersitzki

EXECUTIVE OFFICERS

The names of the executive officers of Riverbed who are not also directors of Riverbed and certain information about each of them as of September 15, 2007 are set forth below:

Randy S. Gottfried, age 42, has served as our Chief Financial Officer since joining us in February 2004 and as our Senior Vice President of Business Services since May 2006. From November 2003 to February 2004, Mr. Gottfried served as Chief Financial Officer of Voltage Security, a security software company. From June 1997 to March 2001 and from July 2002 to March 2003, Mr. Gottfried held various senior finance roles, including Senior Vice President and Chief Financial Officer, with Inktomi Corporation. Mr. Gottfried holds a Masters degree in Business Management from Northwestern University’s Kellogg Graduate School of Management and an undergraduate business degree from the University of Michigan in Ann Arbor. He became a Certified Public Accountant in 1989.

Eric Wolford, age 40, has served as our Senior Vice President of Marketing and Business Development since March 2005. He served as our Vice President of Marketing and Business Development from May 2003 to March 2005. From June 2001 to May 2003, Mr. Wolford was the Senior Vice President of Marketing and Business Development for netVmg, a network management company. From August 1999 to June 2001, he served as Vice President of Product Marketing and Management at Inktomi Corporation and FastForward Networks (which was acquired by Inktomi in October 2000), a provider of content delivery management software. From 1988 to 1999, Mr. Wolford served in various sales, marketing and product management roles at AT&T. Mr. Wolford holds a Bachelor’s degree in Pre-Medicine from Pepperdine University and an M.B.A. from the New York University Stern School of Business.

David M. Peranich, age 46, has served as our Senior Vice President of Worldwide Sales since July 2006. From June 2004 to November 2005, Mr. Peranich was the Chief Executive Officer and President of Centrata, a provider of IT service delivery management solutions. From May 2001 to June 2004, Mr. Peranich held a number of management positions at Siebel Systems, most recently as Vice President and General Manager of Worldwide Alliances. From November 2000 to February 2001, he served as Vice President of Worldwide Sales at AdFlight Corporation. From January 1997 to October 2000, Mr. Peranich held a number of sales management positions at Remedy Corporation, most recently as Vice President of Americas Sales. Mr. Peranich holds a Bachelor’s degree in Mechanical Engineering from Virginia Polytechnic Institute and State University and an M.S. in Systems Management from the University of Southern California.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of September 15, 2007 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the “SEC”).

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 15, 2007 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficially owned is based on 70,705,410 shares of common stock outstanding on September 15, 2007.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Riverbed Technology, Inc., 199 Fremont Street, San Francisco, California 94105.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number	Percent
5% Stockholders
Entities affiliated with Lightspeed Venture Partners (1) 2200 Sand Hill Road Menlo Park, CA 94025	7,000,000	9.9%
FMR Corp. (2) 82 Devonshire Street Boston, Massachusetts 02109	8,711,420	12.3%

Directors and Named Executive Officers
Jerry M. Kennelly (3)	5,467,500	7.7%
Steven McCanne (4)	5,313,318	7.5%
Mark A. Floyd (5)	4,375	*
Michael R. Kourey (6)	30,214	*
Stanley J. Meresman (7)	131,544	*
James R. Swartz (8)	1,654,138	2.3%
Blake G. Modersitzki (9)	109,247	*
Christopher J. Schaepe (10)	7,118,281	10.1%
Randy S. Gottfried (11)	445,750	*
David M. Peranich (12)	42,707	*
Eric Wolford (13)	228,378	*
All current directors and executive officers as a group (11 persons) (14)	20,545,452	28.8%

*	Less than 1% of the outstanding shares of common stock.

(1)	Represents 6,154,679 shares held by Lightspeed Venture Partners VI, L.P., 46,032 shares held by Lightspeed Venture Partners VI-A, L.P., 550,430 shares held by Lightspeed Venture Partners VI Cayman, L.P., 218,891 shares held by Lightspeed Venture Partners Entrepreneur VI, L.P. and 29,968 shares held by Lightspeed Venture Partners Entrepreneur VI-A, L.P. The general partner of the Lightspeed entities is Venture Investors General Partner L.L.C. and the Members of the general partner are Christopher J. Schaepe, Gill Cogan, Barry Eggers, Ravi Mhatre, Peter Nieh and Carl Showalter. Each of the Members exercises shared voting and investment power over the shares held by the Lightspeed entities. Each Member disclaims beneficial ownership of the shares held by the Lightspeed entities except to the extent of his pecuniary interest therein.

(2)	This information is based on a Schedule 13G filed with the SEC on May 10, 2007 by FMR Corp. (“FMR”) indicating beneficial ownership as of April 30, 2007. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns 8,710,120 shares of the Company’s common stock as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 6,877,984 shares of the Company’s common stock. Fidelity and Fidelity Growth Company Fund are located at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR, though its control of Fidelity, and the funds each has sole power to dispose of the 8,710,120 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 1,300 shares of the Company’s common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 1,300 shares and sole power to vote or to direct the voting of 1,300 shares of the Company’s common stock. PGATC is located at 53 State Street, Boston, Massachusetts 02109. The Company has no reason to believe that the information in FMR’s Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(3)	Represents 5,280,000 shares of common stock held by Kennelly Partners, L.P. and 187,500 shares of common stock issuable upon exercise of options exercisable within 60 days of September 15, 2007. Does not include 512,500 shares subject to options not exercisable within 60 days of September 15, 2007.

(4)	Represents 5,132,000 shares held by Steven McCanne and Tamara R. White, Trustees of the McCanne Family Trust dated July 8, 2002 and successor Trustees thereunder, 14,409 shares held by Steven McCanne, Trustee of the Steven McCanne Revocable Trust u/a/d 11/29/00, 14,409 shares held by Steven McCanne, Trustee of the McCanne K Trust u/a/d 7/21/00 and 152,500 shares of common stock issuable upon exercise of options exercisable within 60 days of September 15, 2007. Does not include 512,500 shares subject to options not exercisable within 60 days of September 15, 2007.

(5)	Represents 4,375 shares of common stock issuable upon exercise of options exercisable within 60 days of September 15, 2007. Excludes 65,625 shares subject to options not exercisable within 60 days of September 15, 2007.

(6)	Represents 2,506 shares of common stock held by Michael R. Kourey and Michele M. Kourey as Co-Trustees of The Kourey Living Trust dated 1/3/97 and 27,708 shares of common stock issuable upon exercise of options exercisable within 60 days of September 15, 2007. Excludes 42,292 shares subject to options not exercisable within 60 days of September 15, 2007.

(7)	Represents 122,211 shares of common stock held by Stanley J. Meresman and Sharon A. Meresman, Trustees of the Meresman Family Trust U/D/T dated 9/13/89, as amended, and 9,333 shares of common stock issuable upon exercise of options exercisable within 60 days of September 15, 2007. Excludes 22,667 shares subject to options not exercisable within 60 days of September 15, 2007.

(8)	Represents 33,526 shares held by Mr. Swartz, 1,021,630 shares held by Burn3 LLC and 598,982 shares held by Homestake Partners L.P. Mr. Swartz is the manager of Burn3 LLC and the general partner of Homestake Partners L.P. Mr. Swartz disclaims beneficial ownership of the shares held by Burn3 LLC and Homestake Partners L.P. except to the extent of his pecuniary interest therein.

(9)	Represents 52,406 shares held by Mr. Modersitzki, 55,621 shares held by Utah Ventures III, L.P., 22 shares held by Utah Venture Partners III, L.L.C., 1,176 shares held by Utah Entrepreneurs Fund III, L.P. and 22 shares held by Utah Entrepreneur Partners III, L.L.C. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C. and the managing members of the general partner are Blake G. Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. except to the extent of his or her pecuniary interest therein. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C. and the managing members of the general partner are Blake G. Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Entrepreneurs Fund III, L.P. Each of the managing members disclaims beneficial ownership of the shares held by Utah Entrepreneurs Fund III, L.P. except to the extent of his or her pecuniary interest therein.

(10)	Represents 118,281 shares held by Mr. Schaepe and 7,000,000 shares held by entities affiliated with Lightspeed Venture Partners. See footnote (1) above regarding Mr. Schaepe’s relationship with Lightspeed Venture Partners.

(11)	Represents 412,000 shares of common stock held by Randy S. Gottfried, Trustee of the Randy S. Gottfried Trust dated January 7, 2005 and 33,750 shares of common stock issuable upon exercise of options exercisable within 60 days of September 15, 2007. Excludes 136,250 shares subject to options not exercisable within 60 days of September 15, 2007.

(12)	Includes 42,707 shares of common stock issuable upon exercise of options exercisable within 60 days of September 15, 2007. Excludes 332,293 shares subject to options not exercisable within 60 days of September 15, 2007.

(13)	Represents 120,879 shares of common stock held by Eric Wolford and 107,499 shares of common stock issuable upon exercise of options exercisable within 60 days of September 15, 2007. Excludes 285,626 shares subject to options not exercisable within 60 days of September 15, 2007.

(14)	Includes 565,372 shares of common stock issuable upon exercise of options exercisable within 60 days of September 15, 2007.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, our executive officers of the Company and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2006 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2006, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board of Directors or greater than 10% stockholders during such fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors is comprised of four non-employee members of the Board of Directors. The Compensation Committee’s basic responsibility is to review the performance of Riverbed’s management in achieving corporate goals and objectives and to ensure that Riverbed management is compensated effectively in a manner consistent with Riverbed’s strategy and competitive practices. Toward that end, the Compensation Committee oversees, reviews and administers all of Riverbed’s compensation, equity and employee benefit plans and programs applicable to executive officers.

Compensation Philosophy and Objectives

As a quickly growing high-technology company, Riverbed operates in an extremely competitive and rapidly changing industry. We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of our company. Therefore, our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The specific goals that our current executive compensation program rewards are focused on revenue growth and consistency of revenue growth and the value of our stock. At this stage in our development, we believe that growth-oriented targets are more appropriate than targets focused on profitability or other criteria.

Our goal is to provide overall compensation (assuming that targeted levels of performance are achieved) that is above the median compensation at a peer group of technology companies selected for similarities in business model and other criteria, including whether we may compete with that company for employees generally. The elements of compensation included in the competitive analysis generally are base salaries, short-term cash incentives, and long-term incentives in the form of stock options.

Each year, our management provides the Compensation Committee historical and prospective breakdowns of the total compensation components for each executive officer. Our decisions on compensation for our executive officers are based primarily upon our assessment of each individual’s performance and potential to enhance long-term stockholder value. We rely upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. Factors affecting our judgment include performance compared to strategic goals established for the individual and the Company at the beginning of the year, the nature and scope of the executive’s responsibilities, and effectiveness in leading our initiatives to achieve corporate goals.

In 2006, the Compensation Committee established a peer group of companies to evaluate target compensation based on median competitive data. Our peer group was selected by a compensation consultant based on the criteria described above. The Compensation Committee intends to review the peer group periodically to take into account any changes in our company, our industry and other factors.

When we make executive compensation decisions, we review individual performance and corporate performance. The Compensation Committee measures our performance against the specific goals established at the beginning of the fiscal year and determines the overall budget and targeted compensation for our executive officers. Our Chief Executive Officer, as the manager of the members of the executive team, assesses the executives’ individual contributions to their respective departmental goals as well as achievement of their individual goals and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus and stock option replenishment grant for each member of the executive team, other than himself. The Compensation Committee evaluates, discusses and modifies or approves these recommendations and conducts a similar evaluation of the Chief Executive Officer’s contributions to corporate goals and achievement of individual goals.

Role of Executive Officers and Compensation Consultant

Our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. In accordance with this authority, the Compensation Committee consults from time to time with Gary Omura, Principal of The Omura Consulting Group, who advises the Compensation Committee on matters related to the compensation of executive officers. In 2006, the Compensation Committee consulted with The Omura Consulting Group in connection with developing recommendations for structuring our compensation programs to retain our highly experienced executive management team, to keep management focused during the expected period of growth following our initial public offering and to motivate management to maximize stockholder value. Mr. Omura assisted our Vice President of Human Resources in preparing the information that was presented to the Compensation Committee. His fees were approved and paid by us.

Principal Elements of Executive Compensation

Our executive compensation program consists of the three components discussed below. In general, the Compensation Committee’s determination with regard to one component does not affect its determinations with regard to the other components.

Base Salaries.    The salaries of our Chief Executive Officer and our other executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation based on compensation surveys and benchmarking salaries paid by the peer group of companies for similar positions. In the spring of 2006, the Compensation Committee analyzed the base salary of each executive officer based on the 2005 Radford Survey and the 2005 Pre-IPO San Francisco Bay Area Survey. Compensation data from peer companies was also considered. Our base salary levels were found to be below levels necessary to achieve our compensation objectives based on companies in Northern California and technology companies throughout the United States, because they generally were established during the first few years of our operation when our revenue levels were lower. Therefore, we increased the executive officers’ salaries. We believe that compensation below the higher levels of the market could, in the long run, jeopardize our ability to retain our executive officers. Due to the intensely competitive market for highly qualified employees in our industry, our geographic location and our aggressive performance goals, we may choose to set our cash compensation levels at the higher end of the market in the future. We conduct reviews of our employees, including our executive officers, in two cycles per year, in May and November. Additional salary adjustments are expected to be based on competitive conditions, market increases in salaries, individual performance, our overall financial results and changes in job duties and responsibilities. Although currently our executive officers are still paid below high end of the market in cash compensation, we believe that their total compensation (including stock options) is appropriate.

In April 2007, the Compensation Committee again reviewed the base salaries of our named executive officers other than David M. Peranich. Mr. Peranich’s salary was not reviewed, since he had been employed by us for less than one year. After considering the recommendations of the Omura Consulting Group and our Chief Executive Officer (with regard to the salaries of named executive officers other than himself), the Compensation Committee approved the following base salaries, effective as of May 1, 2007:

Name	Base Salary
Jerry M. Kennelly	$350,000
Steven McCanne, Ph.D.	$250,000
Randy S. Gottfried	$250,000
Eric Wolford	$265,000

Incentive Compensation.    Cash incentives for our executive officers are designed to reward performance that furthers key corporate goals. In 2006, the Compensation Committee approved performance goals for that year. The quarterly incentive awards for executive officers are determined on the basis of our achievement of these goals. The performance metrics against which our executive officers are measured are clearly communicated, measurable and consistently applied, and focus on corporate objectives. Our executive officers participate in our management bonus program that is designed to motivate management to achieve specific goals related to revenue relative to our plan and consistency in achieving our revenue goals from quarter to quarter. These metrics were selected because we believe that, at this stage of our development, they are most closely correlated with stockholder value. We believe that our revenue and consistency goals are aggressive and not easy to achieve.

A target cash incentive amount is set for each executive officer’s award after considering targets for comparable positions at the peer group of companies. These awards are paid quarterly, based on our performance against the predetermined goals. As noted above, these target amounts are determined so as to contribute to overall compensation that is above the median level of compensation at the peer group of companies.

To date, the Compensation Committee has not exercised discretion to increase or reduce the bonus amounts that resulted from the application of our management bonus plan. However, the committee has the authority to do so in the future if it determines that an adjustment would serve our interests and the goals of the management bonus program.

As part of its review of the compensation of our named executive officers other than David M. Peranich in April 2007, the Compensation Committee approved the following quarterly target bonus amounts, effective as of April 1, 2007:

Name	Quarterly Target Bonus
Jerry M. Kennelly	$87,500
Steven McCanne, Ph.D.	$31,250
Randy S. Gottfried	$31,250
Eric Wolford	$33,750

Mr. Peranich’s target bonus amount was not reviewed, since he had been employed by us for less than one year. Incentive awards for the second quarter of 2007 and subsequent quarters will be paid under the Management Bonus Plan, which our Compensation Committee adopted in May 2007.

Long-Term Incentive Compensation.    Generally, a significant stock option grant is made in the year when an executive officer commences employment. This grant is made within our written guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices as well as information provided to us by The Omura Consulting

Group, using the VC 2005 Pre-IPO, SF Bay Area survey and the Pre-IPO, SF Bay Area, All IT survey. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion. Adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the competitive environment in which we operate.

Subsequent option grants may be made at varying times and in varying amounts in the discretion of the Compensation Committee. Historically, they have been made during our semi-annual review cycles, in May and November. Each May and November, the Compensation Committee considers replenishment grants for existing employees, including our executive officers, who have completed approximately one year of service since their last review. Each executive officer’s performance during the prior year is measured during the performance review process, but corporate performance is also considered when follow-on options are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in the company’s employ. The option will provide a return to the executive officer only if he or she remains in our employ, and then only if the market price of our common stock increases over the option term.

In 2006, the Compensation Committee granted follow-on stock options to our named executive officers during our May review cycle, as follows:

Name	Number of Shares
Jerry M. Kennelly	400,000
Randy S. Gottfried	50,000
Steven McCanne, Ph.D.	400,000
Eric Wolford	200,000

David M. Peranich received a grant of 400,000 option shares in July of 2006 in connection with the commencement of his employment.

As part of its review of our named executive officers’ compensation in April 2007, the Compensation Committee made the following stock option grants:

Name	Number of Shares
Jerry M. Kennelly	300,000
Randy S. Gottfried	120,000
Steven McCanne, Ph.D.	300,000
Eric Wolford	180,000
David M. Peranich	75,000

When a new executive officer is hired, an option grant will be made at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. Replenishment option grants to officers are made at regularly scheduled meetings of the Compensation Committee in accordance with the semi-annual schedule described above. The exercise price of stock options is always equal to the closing price of our Common Stock on the day of the committee’s action.

To date, we have not awarded shares of restricted stock to our executive officers. Since we have been in a high-growth phase of our business and our stock has only recently become publicly traded, the Compensation Committee believes that options currently provide a more powerful incentive to our officers. However, the Compensation Committee may make restricted stock grants in the future.

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our Common Stock. The Compensation Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Perquisites

Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time, we do not provide special benefits or other perquisites to our executive officers.

Post-Termination Protection

We have not entered into employment agreements with our executive officers. We issued offer letters to Messrs. Gottfried, Peranich and Wolford when they were recruited for their current positions. Each offer letter provides for accelerated vesting of equity in the event that we are subject to a change in control and the executive officer’s employment terminates for specified reasons. Mr. Peranich’s offer letter also provides for severance benefits in the event of his termination without cause. See “Employment Agreements” below for a summary of the offer letters. The terms of each offer letter reflect arm’s length negotiations between us and the executive officer that occurred when the executive officer was recruited.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Compensation Committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer, our Chief Financial Officer and each of our three most highly paid executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, our stockholders were asked to approve a limit under our 2006 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limit was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. Restricted stock awards are generally not considered performance-based under Section 162(m) of the Internal Revenue Code and, therefore, are generally not deductible. However, such awards may qualify for the exemption if vesting is based on stockholder-approved performance metrics. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Exceeding the $1 million limitation may not result in the current payment of increased federal income taxes due to our significant net operating loss carryforward.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our executives is both appropriate and responsive to the goal of improving stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mark A. Floyd

Blake G. Modersitzki

Christopher J. Schaepe

James R. Swartz

2006 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and the three other highest paid executive officers whose total compensation in fiscal year 2006 exceeded $100,000. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Jerry M. Kennelly President, Chief Executive and Chairman of the Board	2006	$286,666	$318,441	$194,917	(2)	$800,023
Steven McCanne, Ph.D. Chief Technology Officer and Director	2006	226,666	318,441	92,358	(3)	637,464
Randy S. Gottfried Chief Financial Officer and Senior Vice President of Business Services	2006	205,000	39,804	81,823	(4)	326,626
Eric Wolford Senior Vice President of Marketing and Business Development	2006	231,666	159,216	95,183	(5)	486,064
David M. Peranich Senior Vice President of Worldwide Sales	2006	107,812	215,853	172,624	(6)	496,289

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). These amounts may reflect options granted in years prior to 2006. See Note 1 of the notes to our consolidated financial statements contained in our 2006 Annual Report on Form 10-K filed on February 9, 2007 for a discussion of all assumptions made by us in determining the FAS 123(R) values of equity awards.

(2)	This number represents $131,167 that was earned and paid in fiscal year 2006, and $63,750 that was earned in fiscal year 2006, but will not be paid until fiscal year 2007.

(3)	This number represents $62,608 that was earned and paid in fiscal year 2006, and $29,750 that was earned in fiscal year 2006, but will not be paid until fiscal year 2007.

(4)	This number represents $54,198 that was earned and paid in fiscal year 2006, and $27,625 that was earned in fiscal year 2006, but will not be paid until fiscal year 2007.

(5)	This number represents $64,158 that was earned and paid in fiscal year 2006, and $31,025 that was earned in fiscal year 2006, but will not be paid until fiscal year 2007.

(6)	This number represents $74,938 that was earned and paid in fiscal year 2006, and $97,686 that was earned in fiscal year 2006, but will not be paid until fiscal year 2007.

Employment Agreements

We entered into an offer letter dated October 4, 2002 with Jerry M. Kennelly, our President and Chief Executive Officer. The agreement provides for an annual salary of not less than $200,000. His current annual salary is $350,000.

We entered into an offer letter dated October 4, 2002 with Steven McCanne, Ph.D., our Chief Technology Officer. The agreement provides for an annual salary of not less than $190,000. His current annual salary is $250,000.

We entered into an offer letter dated as of January 21, 2004 with Randy S. Gottfried, our Chief Financial Officer and Senior Vice President of Business Services. The agreement provides for an annual salary of not less than $170,000 and an option to purchase 500,000 shares of common stock. Of these shares, 25% will vest after Mr. Gottfried completes 12 months of continuous service, and the balance will vest in equal monthly installments over the following 36 months. In addition, 50% of the shares subject to the option will also vest if we are subject to a change in control and Mr. Gottfried’s employment is involuntarily terminated within 12 months following the change in control. His current annual salary is $250,000.

We entered into an offer letter dated as of April 10, 2003 with Eric Wolford, our Senior Vice President of Marketing and Business Development. The agreement provides for an annual salary of not less than $200,000 and an option to purchase 500,000 shares of common stock. Of these shares, 25% will vest after Mr. Wolford completes 12 months of continuous service, and the balance will vest in equal monthly installments over the following 36 months. In addition, 50% of the shares subject to the option will also vest if we are subject to a change in control and Mr. Wolford’s employment is involuntarily terminated within 12 months following the change in control. His current annual salary is $265,000.

We entered into an offer letter dated as of July 7, 2006 with David M. Peranich, our Senior Vice President of Worldwide Sales. The agreement provides for an annual salary of $225,000 and target incentive compensation of $200,000 based on performance. The agreement is for no specific term of employment. If we terminate Mr. Peranich’s employment without cause (as defined in the agreement) within the first 12 months following his commencement of employment, then we will continue to pay his salary and reimburse his health insurance premiums for up to six months. Mr. Peranich was granted options to purchase a total of 400,000 shares of our common stock at an exercise price of $6.50 per share, which will vest over four years. A complete description of the vesting schedules is set forth below in the subsection titled “Description of Awards Granted in 2006.” Mr. Peranich will vest in all of the shares subject to his option if we are subject to a change in control and his employment is involuntarily terminated within 12 months following the change in control. Involuntary termination includes a discharge without cause or resignation following any material change in authority, duties or responsibilities, a reduction in base salary or target bonus opportunity, a material reduction in the kind or level of benefits to which he is entitled, a relocation of his workplace more than 50 miles from its current location, the failure of any successor to assume our obligations under the agreement, or any material breach of the agreement by us.

Salary and non-equity incentive compensation in proportion to total compensation

The amount of salary and non-equity incentive compensation earned in 2006 in proportion to the total compensation reported for each of our named executive officers was:

•	Jerry M. Kennelly: 60.2%

•	Steven McCanne, Ph.D.: 50.0%

•	Randy S. Gottfried: 87.8%

•	Eric Wolford: 67.2%

•	David M. Peranich: 56.5%

2006 Grants of Plan Based Awards

The following table sets forth each equity award granted to our named executive officers during fiscal year 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Jerry M. Kennelly	05/01/06		316,670	$6.00	1,518,749
	05/01/06		83,330	6.00	399,651
		$150,000

Steven McCanne, Ph.D.	05/01/06		316,670	6.00	1,518,749
	05/01/06		83,330	6.00	399,651
		$70,000

Randy S. Gottfried	05/01/06		50,000	6.00	239,800
		$65,000

Eric Wolford	05/01/06		116,670	6.00	559,549
	05/01/06		83,330	6.00	399,651
		$73,000

David M. Peranich	07/19/06		338,464	6.50	1,576,295
	07/19/06		61,536	6.50	286,585
		$200,000

(1)	This column sets forth the target amount of each executive’s non-equity incentive plan payment for 2006.

(2)	Represents the fair value of each stock option as of the date it was granted, computed in accordance with FAS 123(R).

Description of Awards Granted in 2006

Each of Messrs. Kennelly and Gottfried and Dr. McCanne was granted options to purchase additional shares of common stock on May 1, 2006 at an exercise price of $6.00 per share. The May 1 options vest and become exercisable ratably over 48 months from the grant date.

Each of Mr. Kennelly and Dr. McCanne was granted an option to purchase 316,670 shares of common stock and an option to purchase 83,330 shares of common stock on May 1, 2006. The options granted to each of Mr. Kennelly and Dr. McCanne will also vest as to 25% of the shares subject to the option if we are acquired and will vest in an additional 50% of such shares subject to the option if we are acquired and such officer’s employment is involuntarily terminated within 12 months following the change in control.

Mr. Gottfried was granted an option to purchase 50,000 shares of common stock on May 1, 2006. The option granted to Mr. Gottfried will also vest as to 50% of such option shares if we are acquired and his employment is involuntarily terminated within 12 months following the change in control.

Mr. Wolford was granted an option to purchase 116,670 shares of common stock on May 1, 2006 (Wolford NSO) at an exercise price of $6.00 per share. 1,786 shares of the Wolford NSO will vest on the first day of every month from June 2006 through December 2006. 2,778 shares of the Wolford NSO will vest on the first day of every month from January 2007 through December 2009. Lastly, 834 shares of the Wolford NSO will vest on the first day of every month from January 2010 through May 2010.

Mr. Wolford was also granted an option to purchase 83,330 shares of common stock on May 1, 2006 (Wolford ISO) at an exercise price of $6.00 per share. 2,381 shares of the Wolford ISO will vest on the first day of every month from June 2006 through December 2006. 1,389 shares of the Wolford ISO will vest on the first day of every month from January 2007 through December 2009. Lastly, 3,333 shares of the Wolford ISO will vest on the first day of every month from January 2010 through May 2010.

The options granted to Mr. Wolford in 2006 will also vest as to 50% of such option shares if we are acquired and his employment is involuntarily terminated within 12 months following the change in control.

Mr. Peranich was granted an option to purchase 338,464 shares of common stock on July 19, 2006 (Peranich NSO). 89,140 shares of the Peranich NSO will vest on July 10, 2007. 7,428 shares of the Peranich NSO will vest on the tenth day of every month from August 2007 through December 2007. 7,051 shares of the Peranich NSO will vest on the tenth day of every month from January 2008 through December 2008. 7,051 shares of the Peranich NSO will vest on the tenth day of every month from January 2009 through December 2009. Lastly, 6,135 shares of the Peranich NSO will vest on the tenth day of every month from January 2010 through July 2010.

Mr. Peranich was also granted an option to purchase 61,536 shares of common stock on July 19, 2006 (Peranich ISO). 10,859 shares of the Peranich ISO will vest on July 10, 2007. 905 shares of the Peranich ISO will vest on the tenth day of every month from August 2007 through December 2007. 1,282 shares of the Peranich ISO will vest on the tenth day of every month from January 2008 through December 2008. 1,282 shares of the Peranich ISO will vest on the tenth day of every month from January 2009 through December 2009. Lastly, 2,197 shares of the Peranich ISO will vest on the tenth day of every month from January 2010 through July 2010.

The options granted to Mr. Peranich will also vest as to 100% of such option shares if we are acquired and his employment is involuntarily terminated within 12 months following the change in control.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table sets forth information regarding each unexercised option held by each of our named executive officers as of December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
	Exercisable		Unexercisable
Jerry M. Kennelly	12,152	(1)	71,178	(1)	$6.00	04/30/16
	46,181	(2)	270,489	(2)	6.00	04/30/16

Steven McCanne, Ph.D.	12,152	(3)	71,178	(3)	6.00	04/30/16
	46,181	(4)	270,489	(4)	6.00	04/30/16

Randy S. Gottfried	7,291	(5)	42,709	(5)	6.00	04/30/16

Eric Wolford	25,000	(6)	0	(6)	0.10	05/02/14
	12,500	(7)	104,170	(7)	6.00	04/30/16
	16,666	(8)	66,664	(8)	6.00	04/30/16

David M. Peranich	0	(9)	338,464	(9)	6.50	07/18/13
	0	(10)	61,536	(10)	6.50	07/18/13

(1)	Starting on May 1, 2006, the option vests with respect to 1,736 shares after each month of service, provided that Mr. Kennelly remains employed with us.

(2)	Starting on May 1, 2006, the option vests with respect to 6,597 shares after each month of service, provided that Mr. Kennelly remains employed with us.

(3)	Starting on May 1, 2006, the option vests with respect to 1,736 shares after each month of service, provided that Dr. McCanne remains employed with us.

(4)	Starting on May 1, 2006, the option vests with respect to 6,597 shares after each month of service, provided that Dr. McCanne remains employed with us.

(5)	Starting on May 1, 2006, the option vests with respect to 1,041 shares after each month of service, provided that Mr. Gottfried remains employed with us.

(6)	Starting on May 1, 2004, the option vests with respect to 520 shares after each month of service, provided that Mr. Wolford remains employed with us.

(7)	Starting on June 1, 2006, the option vested with respect to 1,786 shares on the first of every month until December 2006. Starting on January 1, 2007, the option vests with respect to 2,778 shares on the first of every month until December 2009. Starting on January 1, 2010, the option will vest with respect to 834 shares on the first of every month until May 2010.

(8)	Starting on June 1, 2006, the option vested with respect to 2,381 shares on the first of every month until December 2006. Starting on January 1, 2007, the option vests with respect to 1,389 shares on the first of every month until December 2009. Starting on January 1, 2010, the option will vest with respect to 3,333 shares on the first of every month until May 2010.

(9)	On July 10, 2007, the option will vest with respect to 89,140 shares. Starting on August 10, 2007, the option will vest with respect to 7,428 shares on the tenth day of every month until December 2007. Starting on January 10, 2008, the option will vest with respect to 7,051 shares on the tenth day of every month until December 2009. Starting on January 10, 2010, the option will vest with respect to 6,135 shares on the tenth day of every month until July 2010.

(10)	On July 10, 2007, the option will vest with respect to 10,860 shares. Starting on August 10, 2007, the option will vest with respect to 905 shares on the tenth day of every month until December 2007. Starting on January 10, 2008, the option will vest with respect to 1,282 shares on the tenth day of every month until December 2009. Starting on January 10, 2010, the option will vest with respect to 2,197 shares on the tenth day of every month until July 2010.

2006 Option Exercises and Stock Vested

No shares were acquired upon exercise of options by any of our named executive officers during fiscal year 2006.

Severance and Change in Control Arrangements

Acceleration

The named executive officers are entitled to the following option acceleration upon the occurrence of certain events:

Each option granted to Mr. Kennelly and Dr. McCanne in 2005 and 2006 will vest with respect to 25% of the shares subject to their options if we are subject to a change in control and will vest in an additional 50% if there is a change in control and such employee’s employment is involuntarily terminated within 12 months after the change in control.

Each option granted to Mr. Gottfried will vest with respect to 50% of the shares subject to his options if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control.

The options granted to Mr. Wolford in 2003, 2004, 2005 and 2006 will vest with respect to 50% of the shares subject to his options if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control.

Each option granted to Mr. Peranich will vest with respect to 100% of the shares subject to his options if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control.

A change in control includes:

•	a merger of Riverbed after which our own stockholders own 50% or less of the surviving corporation or its parent company; or

•	a sale of all or substantially all of our assets.

Severance

If Mr. Peranich is terminated by us for any reason other than cause on or before July 10, 2007, then we will continue to pay his base salary until the earlier of (A) six months following his termination or (B) the date that he commences employment with, or provides services as a consultant to, any entity other than us. If his remuneration from his new position is less than his base salary was from us, then we will continue to pay his severance less his remuneration from his new position for the duration of the six month period. Mr. Peranich commenced employment with us on July 10, 2006.

If Mr. Peranich elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) following his termination of employment, then we will pay the same portion of his monthly premium under COBRA as we pay for active employees until the earliest of (A) the close of the six month period following his termination, (B) the expiration of his continuation coverage under COBRA or (C) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

Estimated Payments and Benefits Upon Termination

The amount of compensation and benefits payable to each named executive officer in each termination and change in control situation has been estimated in the tables below. The value of the option and common stock vesting acceleration was calculated based on the assumption that the change in control and the executive’s employment termination occurred on December 29, 2006. The closing price of our stock as of December 29, 2006 was $30.70, which was used as the value of our stock in the change in control. The value of the vesting acceleration was calculated by multiplying the number of accelerated option shares and common stock as of December 29, 2006 by the spread between the closing price of our stock as of December 29, 2006 and the exercise price for such unvested option shares and common stock.

Jerry M. Kennelly

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Kennelly, our President and Chief Executive Officer, as if his employment terminated as of December 29, 2006, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason	Voluntary Resignation for Good Reason	Termination by Company Not for Cause	Termination by Company For Cause	Change in Control		Involuntary Termination in connection with or following Change in Control
Compensation:
Base Salary	$0	$0	$0	$0	$0		$0
Highest Target Bonus	$0	$0	$0	$0	$0		$0
Last Fiscal Year Target Bonus	$0	$0	$0	$0	$0		$0
Unvested Option Shares and Unexercisable Options Accelerated	$0	$0	$0	$0	$10,075,000	(1)	$25,788,760	(2)

Benefits and Perquisites:
Health Care Premiums/Contributions	$0	$0	$0	$0	$0		$0
Accrued Vacation Pay (3)	$23,077	$23,077	$23,077	$23,077	$23,077		$23,077

Total	$23,077	$23,077	$23,077	$23,077	$10,098,077		$25,811,837

(1)	Represents 25% of the shares subject to options held by Mr. Kennelly that will vest upon a change in control.

(2)	Represents 25% of the shares subject to options granted to Mr. Kennelly that will vest upon a change in control plus an additional 50% of such shares that will vest if he is involuntarily terminated within 12 months after a change in control.

(3)	Assumes that Mr. Kennelly had four weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

Steven McCanne, Ph.D.

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Dr. McCanne, our Chief Technology Officer, as if his employment terminated as of December 29, 2006, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason	Voluntary Resignation for Good Reason	Termination by Company Not for Cause	Termination by Company For Cause	Change in Control		Involuntary Termination in connection with or following Change in Control
Compensation:
Base Salary	$0	$0	$0	$0	$0		$0
Highest Target Bonus	$0	$0	$0	$0	$0		$0
Last Fiscal Year Target Bonus	$0	$0	$0	$0	$0		$0
Unvested Option Shares and Unexercisable Options Accelerated	$0	$0	$0	$0	$10,075,000	(1)	$25,788,760	(2)

Benefits and Perquisites:
Health Care Premiums/Contributions	$0	$0	$0	$0	$0		$0
Accrued Vacation Pay (3)	$17,692	$17,692	$17,692	$17,692	$17,692		$17,692

Total	$17,692	$17,692	$17,692	$17,692	$10,092,692		$25,806,452

(1)	Represents 25% of the shares subject to options held by Dr. McCanne that will vest upon a change in control.

(2)	Represents 25% of the shares subject to options granted to Dr. McCanne that will vest upon a change in control plus an additional 50% of such shares that will vest if he is involuntarily terminated within 12 months after a change in control.

(3)	Assumes that Dr. McCanne had four weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

Randy S. Gottfried

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Gottfried, our Chief Financial Officer and Senior Vice President of Business Services, as if his employment terminated as of December 29, 2006, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason	Voluntary Resignation for Good Reason	Termination by Company Not for Cause	Termination by Company For Cause	Involuntary Termination in connection with or following Change in Control
Compensation:
Base Salary	$0	$0	$0	$0	$0
Highest Target Bonus	$0	$0	$0	$0	$0
Last Fiscal Year Target Bonus	$0	$0	$0	$0	$0
Unvested Option Shares and Unexercisable Options Accelerated	$0	$0	$0	$0	$5,840,520	(1)

Benefits and Perquisites:
Health Care Premiums/Contributions	$0	$0	$0	$0	$0
Accrued Vacation Pay (2)	$12,238	$12,238	$12,238	$12,238	$12,238

Total	$12,238	$12,238	$12,238	$12,238	$5,852,758

(1)	50% of the shares subject to options held by Mr. Gottfried will vest if he is involuntarily terminated within 12 months after a change in control.

(2)	Assumes that Mr. Gottfried had 2.96 weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

Eric Wolford

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Wolford, our Senior Vice President of Marketing and Business Development, as if his employment terminated as of December 29, 2006, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason	Voluntary Resignation for Good Reason	Termination by Company Not for Cause	Termination by Company For Cause	Involuntary Termination in connection with or following Change in Control
Compensation:
Base Salary	$0	$0	$0	$0	$0
Highest Target Bonus	$0	$0	$0	$0	$0
Last Fiscal Year Target Bonus	$0	$0	$0	$0	$0
Unvested Option Shares and Unexercisable Options Accelerated	$0	$0	$0	$0	$5,478,088	(1)

Benefits and Perquisites:
Health Care Premiums/Contributions	$0	$0	$0	$0	$0
Accrued Vacation Pay (2)	$18,462	$18,462	$18,462	$18,462	$18,462

Total	$18,462	$18,462	$18,462	$18,462	$5,496,550

(1)	50% of the shares subject to options granted to Mr. Wolford will vest if he is involuntarily terminated within 12 months after a change in control.

(2)	Assumes that Mr. Wolford had four weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

David M. Peranich

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Peranich, our Senior Vice President of Worldwide Sales, as if his employment terminated as of December 29, 2006, the last business day of the our fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason	Voluntary Resignation for Good Reason	Termination by Company Not for Cause		Termination by Company For Cause	Involuntary Termination in connection with or following Change in Control
Compensation:
Base Salary	$0	$0	$112,500	(3)	$0	$0
Highest Target Bonus	$0	$0	$0		$0	$0
Last Fiscal Year Target Bonus	$0	$0	$0		$0	$0
Unvested Option Shares and Unexercisable Options Accelerated	$0	$0	$0		$0	$9,680,000	(1)

Benefits and Perquisites:
Health Care Premiums/Contributions	$0	$0	$6,203	(4)	$0	$0
Accrued Vacation Pay (2)	$1,028	$1,028	$1,028		$1,028	$1,028

Total	$1,028	$1,028	$119,731		$1,028	$9,681,028

(1)	100% of the shares subject to options held by Mr. Peranich will vest if he is involuntarily terminated within 12 months after a change in control.

(2)	Assumes that Mr. Peranich had 0.24 weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

(3)	Payment is based on Mr. Peranich’s last monthly base salary prior to the termination for a period of 6 months following the date of termination. This number assumes that Mr. Peranich did not commence employment with, or provide services as a consultant to, an entity other than us within 6 months after his termination.

(4)	Assumes that Mr. Peranich’s monthly health care premium under COBRA is $1,033.87 per month and payment of such premium for a 6-month period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest are subject to review, approval or ratification by the Board of Directors or a committee composed of members of the Board of Directors. Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures with respect to related person transactions adopted by the Board of Directors, subject to specified exceptions and other than those that involve compensation. In conformance with SEC regulations, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of, or person sharing the household with, any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. As set forth in our policies and procedures, it is our general policy that related person transactions shall be consummated or shall continue only if approved or ratified by the Audit Committee or the disinterested members of the Board of Directors and only if the terms of the transaction are determined to be in, or not to be inconsistent with, the best interests of our company and our stockholders. The approval of our Compensation Committee is required to approve any transaction that involves compensation to our directors and executive officers. This approval process does not apply to any transaction that is available to all of our U.S. employees generally.

In February 2006, we sold 3,738,318 shares of our Series D convertible preferred stock at a price of $5.35 per share to various investors, including entities affiliated with Meritech Partners, entities affiliated with Accel Partners, entities affiliated with Lightspeed Venture Partners, entities affiliated with UV Partners, entities affiliated with Goldman, Sachs & Co. and entities affiliated with James R. Swartz. All shares of Series D convertible preferred stock were converted into shares of our common stock in connection with the initial public offering of our common stock in September 2006.

In connection with the Series D financing described above, we entered into an amended and restated investors’ rights agreement with purchasers of our preferred stock, including entities affiliated with Lightspeed Venture Partners, entities affiliated with James R. Swartz, entities affiliated with, and family members of, Steven McCanne, a family member of Jerry M. Kennelly, and Eric Wolford. Pursuant to this agreement, we granted such stockholders certain registration rights with respect to the shares of our common stock issued upon conversion of the shares of the preferred stock held by them.

We entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our Charter and our Bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and such other key employees in connection with a legal proceeding.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are Riverbed Technology, Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Riverbed Technology, Inc., 199 Fremont Street, San Francisco, California 94105, Attn: Secretary, or call (415) 247-8800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Brett A. Nissenberg
General Counsel, Vice President of Corporate and Legal Affairs and Secretary

October 3, 2007

Appendix A

RIVERBED TECHNOLOGY, INC.

AUDIT COMMITTEE CHARTER

(as adopted by the Board of Directors on April 12, 2006)

PURPOSE:

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Riverbed Technology, Inc. (the “Company”) shall be to oversee the Company’s accounting practices, system of internal controls, audit processes, and financial reporting processes.

RESPONSIBILITIES:

The Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.

The Committee shall rely on the expertise and knowledge of the Company’s management, the Company’s independent auditors and, to the extent applicable, the Company’s internal auditors (or other persons responsible for the Company’s internal audit function) in carrying out its oversight responsibilities. Management of the Company is responsible for ensuring that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures and controls.

MEMBERSHIP:

The members of the Committee will be nominated by, will be appointed by, and will serve at the discretion of, the Board. The Committee will consist of at least three (3) members of the Board who meet the following criteria (in each case to the extent that such requirements are effective from time to time):

1.	Subject to any phase-in allowances, each member will be an independent director in accordance with the applicable rules of The Nasdaq National Market (“Nasdaq”) and the rules of the Securities and Exchange Commission (“SEC”);

2.	Each member will be able to read and understand fundamental financial statements, in accordance with the applicable rules of Nasdaq;

3.	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, in accordance with the applicable rules of Nasdaq; and

4.	At least one member will be an “audit committee financial expert” in accordance with the applicable rules of Nasdaq and the SEC.

The Board shall designate one member of the Committee as the Committee’s Chairperson.

RESPONSIBILITIES AND AUTHORITY

The responsibilities and authority of the Committee shall include:

Processes, Controls and Risk Management

1.	Reviewing periodically the Company’s financial reporting processes and disclosure controls and processes, based on consultation with the Company’s management and independent auditors and counsel;

2.	Reviewing periodically the adequacy and effectiveness of the Company’s internal control policies and procedures, including, to the extent applicable, the responsibilities, budget, staffing and effectiveness of the Company’s internal audit function, based on consultation with the Company’s management and independent auditors;

3.	Reviewing the reports prepared by management, and attested to by the Company’s independent auditors, assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under the rules of the SEC, the Committee will also meet separately with the independent auditors, with and without management present, to discuss the results of their examination;

4.	Discussing guidelines and policies governing the process by which management and other persons responsible for risk management assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with the Company’s management and independent auditors;

Independent Auditors

5.	Appointing, retaining and approving the compensation of and overseeing the work of the Company’s independent auditors; in this regard, the Committee shall have the sole authority to approve the hiring and firing of the independent auditors and the independent auditors shall report directly to the Committee;

6.	Pre-approving audit and permissible non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is permissible);

7.	Discussing with the Company’s independent auditors their annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used, and any other matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

8.	Reviewing quarterly with management, the Company’s independent auditors and, to the extent applicable, the internal auditors (or other persons responsible for the Company’s internal audit function):

•	The results of the annual audit of the Company and the independent auditors’ procedures with respect to interim periods, including any significant findings, comments or recommendations of the independent auditors and, to the extent applicable, internal auditors (or other persons responsible for evaluating the Company’s compliance with internal controls) together with management’s responses thereto; and

•	Any significant changes in the Company’s accounting principles or the methods of applying the Company’s accounting principles;

9.	Reviewing and discussing reports from the independent auditors on:

•	All critical accounting policies and practices used by the Company;

•	Alternative accounting treatments within generally accepted accounting principles related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments; and

•	Other material written communications between the independent auditors and management;

10.	Reviewing with the Company’s independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such matters as are required to be discussed with the Committee under generally accepted auditing standards;

11.	Obtaining and reviewing at least annually a report by the Company’s independent auditors describing:

•	The independent auditors’ internal quality-control procedures; and

•	Any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

12.	Obtaining and reviewing at least annually a formal written statement by the Company’s independent auditors delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, as it may be modified or supplemented, and reviewing and discussing with the auditors any disclosed relationships or services that may impact the objectivity and independence of the auditors; in this regard, the Committee shall take appropriate action, if necessary, to ensure the independence of the auditors;

13.	Reviewing periodically with the independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and assisting to resolve any significant disagreements with management;

SEC Reports and Other Disclosure

14.	Reviewing with:

•	Management and the Company’s independent auditors, before release, the audited financial statements and unaudited interim financial statements; and

•	Management and the Company’s independent auditors, before release, the Company’s earnings announcements or financial releases and Management’s Discussion and Analysis (MD&A) in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q;

15.	Directing the Company’s independent auditors to review, before filing with the SEC, the Company’s interim financial statements included in quarterly reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

16.	Overseeing compliance with the disclosure requirements of the SEC, including disclosure of information regarding auditors’ services and audit committee members, member qualifications and activities;

17.	Preparing any report required to be prepared by it for inclusion in the proxy statement of the Company under SEC rules and regulations;

Other Responsibilities and Authority

18.	Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

19.	Reviewing and approving all related party transactions in accordance with the applicable rules of Nasdaq;

20.	Reviewing, approving and monitoring the Company’s code of ethics for the Chief Executive Officer and senior financial officers in accordance with the applicable rules of Nasdaq and the SEC;

21.	Establishing hiring policies regarding employment of employees, or former employees, of the Company’s independent auditors in accordance with the applicable rules of Nasdaq and the SEC;

22.	Reviewing the Committee’s own charter, structure, processes and membership requirements, at least on an annual basis;

23.	Preparing and periodically updating an annual calendar and checklist for the Committee’s responsibilities and authority; and

24.	Performing such other duties as may be requested by the Board.

INVESTIGATIONS, STUDIES AND OUTSIDE ADVISORS:

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibility with full access to all books, records, facilities and personnel of the Company.

The Committee shall have the authority to engage independent legal, accounting and other advisors, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms.

EDUCATION:

The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company shall assist the Committee in maintaining appropriate financial literacy.

MEETINGS:

The Committee will establish its own schedule and will meet at least one (1) time each fiscal quarter.

The Committee will meet separately with members of the Company’s management, the Company’s independent auditors and, to the extent applicable, internal auditors (or other persons responsible for monitoring the Company’s compliance with internal controls) at such times as the Committee deems appropriate.

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

The Committee may also act by circulating a written consent to each member of the Committee. The written consent constitutes a valid action of the Committee if it has been executed by each Committee member. The written consent will be filed with the minutes of Board meetings.

MINUTES:

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS:

The Committee shall prepare all reports required to be included in the Company’s filings with the SEC, pursuant to and in accordance with applicable rules of the SEC.

The Committee also shall report regularly to the full Board, including with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the effectiveness of the Company’s internal controls or disclosure controls, the performance and independence of the Company’s independent auditors, or any other issue that the Committee believes should be brought to the attention of the full Board. Such reports may be made orally or in writing.

COMPENSATION:

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board. Such fees may include retainers or per meeting fees and shall be paid in such form of consideration as is determined by the Board in accordance with the applicable rules of Nasdaq and the SEC.

Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof and reimbursement for reasonable expenses.

DELEGATION OF AUTHORITY:

The Committee may, to the extent permitted under applicable law, the applicable rules of Nasdaq and the SEC, and the Company’s Certificate of Incorporation and Bylaws, delegate to one or more designated members of the Committee the authority to pre-approve audit and permissible non-audit services, provided that such pre-approval decision is presented to the full Committee at a scheduled meeting.

PROXY

RIVERBED TECHNOLOGY, INC.

Annual Meeting of Stockholders - November 6, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerry M. Kennelly and Randy S. Gottfried, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Riverbed Technology, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held November 6, 2007 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Riverbed Technology, Inc. account online.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

				FOR	AGAINST	ABSTAIN
Proposal 1.	To elect the following directors to serve until the 2010 annual meeting of stockholders or until such persons’ successors have been duly elected and qualified.	Proposal 2–	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Riverbed Technology, Inc. for its fiscal year ending December 31, 2007.	☐	☐	☐

	Nominees:	FOR ALL	WITHHELD FOR ALL
01 02 03	Mark A. Floyd Christopher J. Schaepe James R. Swartz	☐	☐
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)				I PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù  FOLD AND DETACH HERE  Ù

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as if you marked, signed and returned your proxy card.

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